Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Leonard Bell, MD Chief Executive Officer 203-272-2596	Noonan Russo Matt Haines (Media) 212-845-4235	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Announces Closing of Public Offering of Stock

CHESHIRE, Conn., Nov. 21 — Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN - News) today reported the closing of its previously announced underwritten public offering of 3,450,000 shares of its common stock, which included 450,000 shares issued upon full exercise by the underwriters of an over-allotment option, all at a price to the public of $43 per share. All of the shares were sold by Alexion. The aggregate net proceeds of the offering, after payment of the underwriting discount and estimated offering expenses, are approximately $140 million.

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated acted as joint book-running managers for the offering. Bear, Stearns & Co. Inc., Credit Suisse, Cowen and Company, LLC and Piper Jaffray & Co. acted as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus may be obtained by sending a request to Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: (212) 902-9316 or Email at prospectus-ny@ny.email.gs.com, or to Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, New York, New York 10004, (212) 761-4000.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alexion

Alexion Pharmaceuticals is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life- threatening medical conditions. Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders.